PRESS RELEASE

CONTACT:
FOR IMMEDIATE RELEASE: Titanium Metals Corporation 1999 Broadway, Suite 4300 Denver, Colorado 80202	Bruce P. Inglis Vice President – Finance and Corporate Controller (303) 296-5600

TIMET ANNOUNCES THE FILING OF ITS
THIRD QUARTER 2005 REPORT ON FORM 10-Q

DENVER, COLORADO . . . January 4, 2006 . . . Titanium Metals Corporation (“TIMET” or the “Company”) (NYSE: TIE) today announced that it has filed with the Securities and Exchange Commission its third quarter 2005 report on Form 10-Q. In connection with finalizing the preparation of the 10-Q, the Company determined that certain purchasing and manufacturing cost variances in prior periods that had been charged to cost of sales when incurred should have been capitalized into inventory and allocated to cost of sales when the related inventory was sold. The Company has analyzed the impact of this methodology and has determined that the effect on prior periods’ annual and quarterly financial statements was not material. The Company corrected its methodology of capitalizing variances to inventory, effective during the third quarter of 2005, so that such variances are now initially capitalized into inventory and then expensed to cost of sales in future periods as the related inventory is sold. As a result of this matter as well as other immaterial adjustments identified in the process of finalizing the 10-Q, the Company’s third quarter 2005 net income attributable to common stockholders, as presented in the 10-Q filed today, increased by $0.3 million as compared to amounts previously reported.

TIMET, headquartered in Denver, Colorado, is a leading worldwide producer of titanium metal products. Information on TIMET is available on its website at www.timet.com.

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